Exhibit 99.4

Dear Valued Depositor:

I am pleased to tell you about an investment opportunity and just as importantly, to request your vote. Pursuant to a Plan of Conversion and Reorganization (the “Plan”), our organization will convert from the mutual holding company to the stock holding company form of organization. To accomplish the conversion, LaPorte Bancorp, Inc., newly-formed to become the parent company of The LaPorte Savings Bank, is conducting an offering of shares of common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure, with important information about the Plan, the proxy vote and the stock offering.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by The LaPorte Savings Bank’s eligible depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at The LaPorte Savings Bank. Please vote all the Proxy Cards you receive. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or Internet, by following the simple instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the Plan.

Please note:

•	The proceeds resulting from the sale of stock will allow us to grow and to expand our services;

•

The conversion will not result in changes to account numbers, interest rates or other terms of your deposit and loan accounts at The LaPorte Savings Bank. Deposit accounts will continue to be insured by the FDIC, up to the maximum legal limit;

•	You will continue to enjoy the same services with the same branch offices, management and staff; and

•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As a depositor of The LaPorte Savings Bank on March 31, 2011, June 30, 2012 or July 31, 2012, you have a priority right, but no obligation, to buy shares of LaPorte Bancorp, Inc. common stock during the offering, before they are available for sale to the general public. The common stock is being offered at $8.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of LaPorte Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 12:00 noon, Central Time, on [date], 2012. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a LaPorte Savings Bank customer.

Sincerely,

Lee A. Brady
Chief Executive Officer

Questions?

Please call our Stock Information Center, toll-free, at (855) 573-4143, Monday, 12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00 p.m., Central Time, except bank holidays.

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by The LaPorte Savings Bank, LaPorte Bancorp, Inc., the Federal Deposit Insurance Corporation or any other government agency.

Dear Fellow Shareholder:

LaPorte Bancorp, Inc., is soliciting shareholder votes regarding the mutual-to-stock conversion of LaPorte Savings Bank, MHC. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from the mutual holding company structure to a fully public company by selling a minimum of 2,550,000 shares of common stock of a newly formed company named LaPorte Bancorp, Inc., a Maryland corporation (“New LaPorte”), which will replace LaPorte Bancorp, Inc., a Federal Corporation, as the holding company for The LaPorte Savings Bank.

The Proxy Vote

We have received conditional regulatory approval to implement the Plan of Conversion and Reorganization. However, we must also receive the approval of our shareholders. Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of shareholders. Please promptly vote the enclosed Proxy Card. Our Board of Directors urges you to vote “FOR” the approval of the Plan of Conversion and Reorganization and “FOR” the other matters being presented at the special meeting.

The Exchange

At the conclusion of the conversion, your shares of LaPorte Bancorp, Inc. common stock will be exchanged for new shares of New LaPorte common stock. The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of LaPorte Bancorp, Inc. who holds stock certificates. The transmittal form explains the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of LaPorte Bancorp, Inc. that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion and no action or documentation is required of you.

The Stock Offering

We are offering shares of common stock of New LaPorte for sale at $8.00 per share. The shares are being offered in a subscription offering to eligible depositors of The LaPorte Savings Bank. If all shares are not subscribed for in the subscription offering, shares will be available for sale in a community offering to LaPorte Bancorp, Inc. public shareholders and others who are not eligible to place orders in the subscription offering. If you are interested in purchasing shares of common stock, you may request a stock order form and prospectus by calling our Stock Information Center at 1-855-573-4143. Existing shareholders of LaPorte Bancorp, Inc. do not have priority rights to buy shares of New LaPorte common stock in the subscription offering unless they are also eligible depositors of The LaPorte Savings Bank. The stock offering period is expected to expire on <Date>.

If you have any questions, please contact the Stock Information Center at 1-855-573-4143.

We thank you for your support as a shareholder of LaPorte Bancorp, Inc.

Sincerely,

Lee A. Brady
Chief Executive Officer

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by The LaPorte Savings Bank, LaPorte Bancorp, Inc., the Federal Deposit Insurance Corporation or any other government agency.

Dear Friend:

LaPorte Bancorp, Inc., a newly-formed corporation that will serve as the parent company of The LaPorte Savings Bank, is offering shares of its common stock for sale at a price of $8.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of The LaPorte Savings Bank at the close of business on March 31, 2011 or a depositor of The LaPorte Savings Bank on June 30, 2012 whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are available for sale to the general public.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of LaPorte Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 12:00 noon, Central Time, on             , 2012. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a LaPorte Bancorp, Inc. shareholder.

Sincerely,

Lee. A Brady
Chief Executive Officer

Questions?

Please call our Stock Information Center, toll-free, at (855) 573-4143, Monday, 12:00

p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. –

12:00 p.m., Central Time, except bank holidays.

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by The LaPorte Savings Bank, LaPorte Bancorp, Inc., the Federal Deposit Insurance Corporation or any other government agency.

[Date]

Dear Depositor:

I am pleased to tell you about an investment opportunity and just as importantly, to request your vote. Pursuant to a Plan of Conversion and Reorganization (the “Plan”), our organization will convert from the mutual holding company to the stock holding company form of organization. To accomplish the conversion, LaPorte Bancorp, Inc., newly-formed to become the parent company of The LaPorte Savings Bank, is conducting an offering of shares of common stock.

To accomplish the conversion and reorganization, we need your participation in an important vote. Enclosed are materials describing the transaction, the offering and your voting rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of these materials, is your proxy card. This proxy card should be signed and returned to us prior to the special meeting of depositors to be held on September 25, 2012 at 6:00 p.m., Central Time, in The LaPorte Savings Bank, located at 710 Indiana Avenue, La Porte, Indiana, 46350. Please take a moment now to sign the enclosed proxy card and return it to us in the postage-paid envelope provided. If you have more than one account, you may receive more than one proxy card. Please vote by returning all proxy cards received. Alternatively, you can vote by telephone or by the internet, as instructed on the proxy card. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN.

If the Plan is approved let me assure you that:

•	existing deposit accounts and loans will not undergo any change; and

•	deposit accounts will continue to be federally insured to the fullest extent permitted by law.

We regret that we are unable to offer you common stock in the subscription offering because the laws of your state or jurisdiction require us to register (1) the to-be-issued common stock of LaPorte Bancorp, Inc. or (2) an agent of The LaPorte Savings Bank to solicit the sale of such stock, and the number of eligible subscribers in your state or jurisdiction does not justify the expense of such registration.

If you have any questions regarding the transaction or how to vote, please call us at (855) 573-4143, Monday, 12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00 p.m., Central Time, or stop by our Stock Information Center at 710 Indiana Avenue, La Porte, IN, 46350.

Sincerely,

Lee A. Brady
Chief Executive Officer

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by The LaPorte Savings Bank, LaPorte Bancorp, Inc., the Federal Deposit Insurance Corporation or any other government agency.

Dear Prospective Investor:

LaPorte Bancorp, Inc., a newly-formed corporation that will serve as the parent company of The LaPorte Savings Bank, is offering shares of its common stock for sale at a price of $8.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of LaPorte Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 12:00 noon, Central Time, on [date], 2012. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a LaPorte Bancorp, Inc. shareholder.

Sincerely,

Lee A. Brady
Chief Executive Officer

Questions?

Please call our Stock Information Center, toll-free, at (855) 573-4143, Monday, 12:00 p.m. – 4:30 p.m., Tuesday –

Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00 p.m., Central Time, except bank holidays.

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by The LaPorte Savings Bank, LaPorte Bancorp, Inc., the Federal Deposit Insurance Corporation or any other government agency.

FINAL REMINDER PROXYGRAM

[The LaPorte Savings Bank Letterhead]

[Depending on vote status and number of days until the special meeting, this can be mailed. It can be personalized, as shown – or a short, non-personalized version can print on a postcard. Both alternatives allow quick mailing and quick receipt of the vote, because proxy cards and return envelopes are not enclosed.]

Dear Depositor,

WE REQUEST YOUR VOTE. Not voting the Proxy Card(s) we mailed to you has the same effect as voting “Against” the Plan of Conversion and Reorganization.

IF YOU HAVE NOT VOTED OR ARE UNSURE WHETHER YOU VOTED:

Please take a few minutes to call our independent proxy solicitor firm [name]. A representative will record your vote by phone. This is the quickest way to cast your vote. You do not need your Proxy Card(s) to vote.

If you are unsure whether you voted, don’t worry. Your vote will not be counted twice.

STOCK INFORMATION CENTER:

(855) 573-4143

DAYS/HOURS:

Monday, 12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00 p.m., Central Time

I appreciate your participation.

Sincerely,

Lee A. Brady
Chief Executive Officer

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN OF CONVERSION

AND REORGANIZATION (“PLAN”).

In order to implement the Plan,

we need the approval of our depositors.

Your Board of Directors urges you to vote “FOR” the Plan.

Please disregard this notice if you have already voted.

If you are unsure whether you have voted,

vote the enclosed replacement Proxy Card.

Your vote will not be counted twice!

If you received more than one of these reminder mailings,

please vote each Proxy Card received!

Please note:

Implementation of the Plan will not have any effect

on your deposit accounts or loans from The LaPorte Savings Bank. Your deposit accounts will not be converted to common stock. Voting on the Plan will not require you to purchase common stock during the offering.

THANK YOU FOR YOUR SUPPORT!

Questions?

Please call our Stock Information Center, toll-free, at (855) 573-4143, Monday,

12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00

a.m. – 12:00 p.m., Central Time, except bank holidays.

PLEASE VOTE

THE ENCLOSED PROXY CARD!

If you have not voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Cards.

Vote by mail using the enclosed envelope

or follow the telephone or Internet voting instructions on the Proxy Card.

You may receive a courtesy telephone call.

Please feel free to ask questions of our agent.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED

THE PLAN OF CONVERSION AND REORGANIZATION (“PLAN”) AND URGES

YOU TO VOTE “FOR” THE PLAN.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN.

VOTING ON THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE

COMMON STOCK IN THE OFFERING.

The Plan changes our form of corporate organization, but will not result in changes to bank staff, management or your deposit accounts or loans.

Your deposit accounts will not be converted to common stock.

Please Note:

If you received more than one of these reminder mailings,

please vote each Proxy Card received.

Questions?

Please call our Stock Information Center, toll-free, at (855) 573-4143, Monday,

12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00

a.m. – 12:00 p.m., Central Time, except bank holidays.

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED PROXY CARD!

Our records indicate that you have not voted the

Proxy Card(s) we mailed to you.

You may receive a courtesy telephone call.

Please feel free to ask questions of our agents.

IF YOU ARE UNSURE WHETHER YOU VOTED,

PLEASE VOTE THE ENCLOSED REPLACEMENT

PROXY CARD. YOUR VOTE WILL NOT BE

COUNTED TWICE.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY VOTED “FOR”

THE PLAN OF CONVERSION AND REORGANIZATION (“PLAN”).

NOT VOTING HAS THE SAME EFFECT AS

VOTING “AGAINST” THE PLAN.

Voting does not obligate you to purchase

shares of common stock in the offering

nor does it affect your The LaPorte Savings Bank

deposit accounts or loans.

If you receive more than one of these reminder mailings, please vote each Proxy Card received.

Questions?

Please call our Stock Information Center, toll-free, at (855) 573-4143, Monday, 12:00

p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00

p.m., Central Time, except bank holidays.

Q&A

Questions and Answers

About our Conversion and Stock Offering

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by

The LaPorte Savings Bank, LaPorte Bancorp, Inc., the Federal Deposit Insurance Corporation or any other government agency.

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the conversion of LaPorte Savings Bank, MHC to the stock form of organization and the related LaPorte Bancorp, Inc. stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the section entitled “Risk Factors”.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of The LaPorte Savings Bank, our customers, our shareholders and the communities we serve.

WHAT IS THE CONVERSION AND REORGANIZATION?

Under our Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the mutual holding company structure to the stock holding company form of organization. Currently, LaPorte Savings Bank, MHC owns 54.1% of the common stock of LaPorte Bancorp, Inc. (“LaPorte”). The remaining 45.9% of common stock of LaPorte is owned by public shareholders. As a result of the conversion, our newly-formed company, also named LaPorte Bancorp, Inc. (“New LaPorte”) will become the parent company of The LaPorte Savings Bank (“LaPorte Savings Bank”). Shares of common stock of New LaPorte representing the ownership interest of LaPorte Savings Bank, MHC in LaPorte are currently being offered for sale.

At the completion of the conversion, public shareholders of LaPorte will exchange their shares of common stock for the newly issued shares of common stock of New LaPorte, maintaining their approximate percentage ownership in our organization prior to the conversion (excluding any new shares purchased by them in the stock offering, their receipt of cash in lieu of fractional exchange shares and a downward adjustment to account for dividend waivers by and the initial capitalization of LaPorte Savings Bank, MHC.)

After the conversion is completed, 100% of the common stock of New LaPorte will be owned by public shareholders. Upon completion of the conversion and offering, LaPorte Savings Bank, MHC’s shares will be cancelled and LaPorte Savings Bank, MHC and LaPorte will no longer exist.

WHAT ARE THE REASONS FOR THE CONVERSION AND OFFERING?

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to: increase our capital to support continued growth and future business activities, transition our organization to a more familiar and flexible organizational structure, improve the trading liquidity of our shares of common stock and eliminate the uncertainties associated with the mutual holding company structure resulting from the Dodd-Frank Act and the elimination of the Office of Thrift Supervision.

IS LAPORTE SAVINGS BANK CONSIDERED “WELL-CAPITALIZED” FOR REGULATORY PURPOSES?

Yes. At [record date], LaPorte Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.”

WILL CUSTOMERS NOTICE ANY CHANGE IN LAPORTE SAVINGS BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is a change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches. LaPorte Savings Bank will continue to operate as an independent bank.

WILL THE CONVERSION AND OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts will not be converted to stock.

THE PROXY VOTE

ALTHOUGH WE HAVE RECEIVED CONDITIONAL REGULATORY APPROVAL, THE PLAN IS ALSO SUBJECT TO SHAREHOLDER AND DEPOSITOR APPROVAL. WHY SHOULD I VOTE ON THE PLAN OF CONVERSION AND REORGANIZATION?

Your vote “For” the Plan is extremely important to us. Each LaPorte Savings Bank depositor as of [record date] received a Proxy Card attached to a Stock Order Form. These customers’ packages also included a Proxy Statement describing the Plan, which cannot be implemented without shareholder and depositor approval.

Our Board of Directors believes that converting to a fully public structure will best support our organization’s future growth and expanded services. Voting does not require you to purchase common stock in the offering.

WHAT HAPPENS IF I DON’T VOTE?

Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and the stock offering.

HOW DO I VOTE?

Mark your vote, sign each Proxy Card enclosed and promptly return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet or telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

HOW MANY VOTES ARE AVAILABLE TO ME?

Depositors are entitled to one vote for each $100 on deposit, or fraction thereof. No depositor may cast more than 1,000 votes.

WHY DID I RECEIVE MORE THAN ONE PROXY CARD?

If you had more than one deposit account on [record date], 2012, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. Please promptly vote all the Proxy Cards sent to you.

MORE THAN ONE NAME APPEARS ON MY PROXY CARD. WHO MUST SIGN?

The names reflect the title of your deposit account. Proxy Cards for joint accounts require the signature of only one of the accountholders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

New LaPorte is offering for sale between 2,550,000 and 3,450,000 shares of common stock (subject to increase to 3,967,500 shares) at $8.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.

WHO IS ELIGIBLE TO PURCHASE STOCK DURING THE STOCK OFFERING?

Pursuant to our Plan, non-transferable rights to subscribe for shares of New LaPorte common stock in the Subscription Offering have been granted to eligible depositors of LaPorte Savings Bank.

Subscription Offering purchase priorities are as follows:

Priority 1 – To depositors with accounts at LaPorte Savings Bank with aggregate balances of at least $50 at the close of business on March 31, 2011.

Priority 2 – Our tax-qualified employee benefit plans;

Priority 3 – To depositors with accounts at LaPorte Savings Bank with aggregate balances of at least $50 at the close of business on June 30, 2012 who are not eligible in category 1, above.

Priority 4 – To depositors of LaPorte Savings Bank at the close of business on [record date] who are not eligible in categories 1 or 3, above.

Shares of common stock not purchased in the Subscription Offering may be offered for sale in a Community Offering, with a preference given to natural persons (including trusts of natural persons) residing in the Indiana counties of LaPorte, Porter, Lake, St. Joseph and Starke and the Michigan county of Berrien and then to LaPorte’s public shareholders as of [record date].

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering or in an underwritten public offering conducted on a firm commitment basis to the general public.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNTHOLDER?

No … Subscription rights are non-transferable! Federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible accountholders’ subscription rights in the offering.

HOW MAY I BUY SHARES DURING THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Shares can be purchased by delivering a signed and completed original stock order form, together with full payment payable to LaPorte Bancorp, Inc. or authorization to withdraw funds from one or more of your LaPorte Savings Bank deposit accounts, provided that the stock order form is received before 12:00 noon, Central Time, on [expiration date]. You may submit your order form and payment by mail using the return envelope provided, by bringing your stock order form to our Stock Information Center or by overnight delivery to the indicated address on the order form. Due to recent reductions in U.S. Postal Service 1st Class Mail delivery standards, we encourage subscribers to consider in-person or overnight delivery to enhance the likelihood that your order is received before the deadline.

WHAT IS THE DEADLINE FOR PURCHASING SHARES?

The deadline for purchasing shares of common stock in the subscription and community offerings is 12:00 noon, Central Time, on [expiration date], unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

HOW MAY I PAY FOR THE SHARES?

Payment for shares can be remitted in two ways:

1.) Personal check, bank check or money order made payable directly to LaPorte Bancorp, Inc.; or

2.) Authorizing us to withdraw available funds from the types of LaPorte Savings Bank deposit accounts designated on the stock order form. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing stock in the offering.

LaPorte Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a LaPorte Savings Bank line of credit check or any type of third party check to pay for shares of common stock. Please do not submit cash or wire transfers. You may not designate withdrawal from LaPorte Savings Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a LaPorte Savings Bank retirement account. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Yes. If you pay by personal check, bank check or money order, you will earn interest at 0.05% per annum from the day we process your payment until the completion or termination of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your LaPorte Savings Bank deposit account(s), your funds will continue earning interest within the account at the contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and offering.

ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

Yes. The minimum order is 25 shares ($200). No individual may purchase more than 50,000 shares ($400,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, also cannot exceed 50,000 shares ($400,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

MAY I USE MY LAPORTE SAVINGS BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE THE SHARES?

You may use funds currently held in retirement accounts with LaPorte Savings Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at LaPorte Savings Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the [expiration date], 2012 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations and fees imposed by the institution where the funds are held.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt, your executed Stock Order Form may not be modified, amended or rescinded without our consent, unless the offering is not completed by [expiration date], 2012.

WILL THE STOCK BE INSURED?

No. Like any common stock, New LaPorte’s stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?

Yes. After the conversion and offering, New LaPorte intends to pay quarterly cash dividends. The annual dividends are expected to equal $0.16 per share. This would represent a 2.0% annual dividend yield based on the offering price of $8.00 per share. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

HOW WILL NEW LAPORTE’S SHARES TRADE?

LaPorte’s common stock is currently traded on the Nasdaq Capital Market under the trading symbol “LPSB.” For a period of 20 trading days after the completion of the conversion and offering, the shares of New LaPorte common stock will trade under the symbol “LPSBD.” Thereafter, the trading symbol will revert to “LPSB.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell shares in the future.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to the certificate registration address noted by purchasers on the stock order form. It is possible that until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

THE SHARE EXCHANGE

WHAT IS THE SHARE EXCHANGE?

The outstanding shares of LaPorte common stock held by public shareholders at the completion date of the conversion and offering will be exchanged for shares of New LaPorte common stock. The number of shares of New LaPorte stock to be received by shareholders will depend on the number of shares sold in the offering. The procedure is described in the Proxy Statement/Prospectus dated [date] 2012, distributed to the public shareholders of record as of [record date], 2012.

WHERE TO GET MORE INFORMATION

WHERE CAN I CALL TO GET MORE INFORMATION?

For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at (855) 573-4143, from Monday, 12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00 p.m., Central Time. The Stock Information Center will be closed weekends and bank holidays.

[Date], 2012

To Depositors and Friends

of The LaPorte Savings Bank

Sterne, Agee & Leach, Inc., a member of the Financial Industry Regulatory Authority, is assisting The LaPorte Savings Bank in converting from the mutual holding company to the stock holding company form of ownership, subject to approval by the depositors of The LaPorte Savings Bank and the shareholders of LaPorte Bancorp, Inc. Upon completion of the conversion and reorganization, The LaPorte Savings Bank will be a wholly-owned subsidiary of LaPorte Bancorp, Inc., a newly formed stock holding company. In connection with the conversion, LaPorte Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

At the request of LaPorte Bancorp Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of LaPorte Bancorp, Inc. common stock being offered to depositors of The LaPorte Savings Bank and various other persons until 12:00 noon, Central Time, on [date], 2012. Please read the enclosed prospectus carefully for a complete description of the stock offering. LaPorte Bancorp, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have questions regarding the conversion and the stock offering, please call us at (855) 573-4143, Monday, 12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00 p.m., Central Time, or stop by our Stock Information Center located at 710 Indiana Avenue, La Porte, IN, 46350.

Very truly yours,

Sterne, Agee & Leach, Inc.

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by The LaPorte Savings Bank, LaPorte Bancorp, Inc., the Federal Deposit Insurance Corporation or any other government agency.

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[LaPorte Bancorp, Inc. Letterhead]

Date

Name1

Name2

Address1

Address2

City, State Zip

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of LaPorte Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center, toll-free, at (855) 573-4143, Monday, 12:00 p.m. – 4:30 p.m., Tuesday – Thursday, 9:00 a.m. – 4:30 p.m. and Friday, 9:00 a.m. – 12:00 p.m., Central Time. Please refer to the batch and order number listed below when contacting our Stock Information Center.

Stock Registration:	Other Order Information:
Name1	Batch #:
Name2	Order #:
Address1	Number of Shares Requested:
Address2	Offering Category: (subject to verification; see descriptions below)
City, State Zip	Ownership Type:

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated [date], 2012, in the section entitled “The Conversion and Offering” under the headings, “Subscription Offering and Subscription Rights,” “Community Offering” and “Additional Limitations on Common Stock Purchases.”

The offering period ends at 12:00 noon, Central Time, on [date], 2012. We are then required to receive final regulatory approval before stock certificates can be mailed and the newly issued shares can begin trading. This may not occur for several weeks after [date], 2012. Your patience is appreciated.

Thank you for your order,
LAPORTE BANCORP, INC.

Offering Category Descriptions:

SUBSCRIPTION OFFERING:

1.	Depositors with accounts at The LaPorte Savings Bank with aggregate combined balances of at least $50 as of the close of business on March 31, 2011;

2.	LaPorte Bancorp, Inc. tax qualified employee benefit plans;

3.	Depositors with accounts at The LaPorte Savings Bank with aggregate balances of at least $50 at the close of business on June 30, 2012;

4.	Depositors of The LaPorte Savings Bank at the close of business on July 31, 2012.

COMMUNITY OFFERING:

5.	Residents in either the Indiana counties of LaPorte, Porter, Lake, St. Joseph and Starke and the Michigan county of Berrien;

6.	LaPorte Bancorp, Inc. public shareholders as of July 31, 2012;

7.	Members of the general public.

STOCK CERTIFICATE MAILING LETTER

[LaPorte Bancorp, Inc.]

Dear Shareholder:

I would like to welcome you as a shareholder of LaPorte Bancorp, Inc. A total of [#shares] shares were purchased by investors at $8.00 per share. Thank you for your investment and your confidence in our organization.

Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Replacing a lost or destroyed stock certificate can be a costly and lengthy process.

Please review the certificate carefully to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact our Transfer Agent:

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

by phone:

(800) 368-5948

by email:

info@rtco.com

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all shareholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest earned at 0.05% per annum, calculated from the date your funds were processed through [date], 2012.

If your stock order was paid in full or in part by authorizing a withdrawal from a The LaPorte Savings Bank deposit account, the withdrawal was made on [date], 2012. Until then, interest was earned at your contract rate, and the interest remains in your account.

LaPorte Bancorp, Inc. common stock trades on the Nasdaq Capital Market. Until [date], 2012, the symbol will be “LPSBD.” Thereafter, the permanent symbol will be “LPSB.” Should you wish to buy or sell LaPorte Bancorp, Inc. stock in the future, please contact a brokerage firm or other firm offering investment services.

Thank you for sharing in our company’s future.

Sincerely,

Lee A. Brady
Chief Executive Officer